                                                                   EXHIBIT 12.01

                    EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

            COMPUTATION OF RATIOS OF EARNINGS (LOSS) TO FIXED CHARGES


                                                         Third Quarter      First Nine Months
(Dollars in millions)                                   2002      2001      2002        2001
                                                        ----      ----      -----      ------
Earnings (loss) before income taxes and
    cumulative effect of change in accounting
    principle                                           $ 28      $ 39      $ 121      $ (149)

Add:
    Interest expense                                      32        38         95         113
    Appropriate portion of rental expense (1)              7         7         21          21
    Amortization of capitalized interest                   3         4         10          11
                                                        ----      ----      -----      ------
Earnings (loss) as adjusted                             $ 70      $ 88      $ 247      $   (4)
                                                        ====      ====      =====      ======

Fixed charges:
    Interest expense                                    $ 32      $ 38      $  95      $  113
    Appropriate portion of rental expense (1)              7         7         21          21
    Capitalized interest                                   2         1          4           4
                                                        ----      ----      -----      ------
Total fixed charges                                     $ 41      $ 46      $ 120      $  138
                                                        ====      ====      =====      ======

Ratio of earnings (loss) to fixed charges               1.7x      1.8x       2.1x         (A)
                                                        ====      ====      =====      ======

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(1)      For all periods presented, the interest component of rental expense is estimated to equal one-third of such expense.

(A) Due to the net loss reported for the first nine months 2001, the coverage ratio was less than 1x. To achieve a coverage ratio of 1x, additional pre-tax earnings of $142 million would have been required for the first nine months 2001. Before nonrecurring items, the ratio of earnings to fixed charges was 2.4x for the first nine months 2001.


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